Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 8, 2022
American Equity Reports Strong Results as Investment Yield Improves
Company Highlights
•Q2 2022 net income available to common stockholders of $349.7 million, or $3.74 per diluted common share
•Non-GAAP operating income1 available to common stockholders for the second quarter 2022 was $91.1 million, or $0.98 per diluted common share
•Repurchased $189 million or 4.95 million common shares in Q2 2022 as we remain committed to our capital return plans even in the current macro-economic environment
•Private asset deployment momentum continues with approximately $1.4 billion sourced in the quarter
•Yield and investment spread expansion driven by strong residential real estate returns and floating rate assets
WEST DES MOINES, Iowa (August 8, 2022) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported on its second quarter 2022 results. These results include improved yields in the investment portfolio, continued progress with our "best-in-class" asset origination partners, and continued share repurchase activities in-line with our capital return goals for this year.
Non-GAAP operating income1 available to common stockholders for the second quarter of 2022 was $91.1 million, or $0.98 per diluted common share. Second quarter 2021 net loss available to common stockholders was $(65.6) million, or $(0.69) per diluted common share, and non-GAAP operating income1 available to common stockholders of $93.8 million, or $0.98 per diluted common share.
Quarterly non-GAAP operating income1 available to common stockholders declined slightly year-over-year. Results for the quarter just ended reflected a substantial increase in average yield on invested assets compared to the year ago period due to strong returns on partnership and other market value investments, the significant reduction in cash balances over the last twelve months with the rebalancing of the investment portfolio, and lower operating expenses. The benefit of higher yield was offset by increases in the cost of money, commensurate increases in the amortization of the deferred acquisition cost and deferred sales inducement assets, and the increase in the liability for future policy benefits to be paid for lifetime income benefit riders (LIBR).

For the second quarter of 2022, net investment income increased $93 million from the comparable quarter of 2021 reflecting an increase in average yield on investments resulting from strong returns from partnerships and other mark-to-market assets, lower cash balances, and the increase in allocation to higher yielding privately sourced assets to 16.6% of the investment portfolio.
Compared to the second quarter of 2021, the change in the liability for future policy benefits to be paid for LIBR increased by $62 million, driven by higher benefit utilization and lower index credits realized in the second quarter of this year compared to a benefit from strong index credits in the second quarter of last year related to the upside from equity market performance.
Compared to the second quarter of 2021, amortization of deferred policy acquisition and sales inducement costs increased by $32 million, primarily reflecting the substantial improvement in investment income and the decline in index credits year-over-year.
As of June 30, 2022, notional value2 under reinsurance agreements - generating six to seven years of "fee-like" return on asset (ROA) earnings - was $4.5 billion, up from $4.3 billion three months earlier .
STRONG INVESTMENT MANAGEMENT RESULTS
American Equity’s investment spread was 2.64% for the second quarter of 2022 compared to 2.51% for the first quarter of 2022 and 1.95% for the second quarter of 2021. On a sequential quarterly basis, the average yield on invested assets increased by 18 basis points - driven by the increase in short-term interest rates and lower allocation to cash and equivalents - while the cost of money increased 5 basis points. Adjusted investment spread excluding non-trendable items3 increased to 2.57% in the second quarter of 2022 from 2.45% in the first quarter of 2022.
Average yield on invested assets was 4.33% in the second quarter of 2022 compared to 4.15% in the first quarter of 2022. The average adjusted yield on invested assets excluding non-trendable items3 was 4.28% in the second quarter of 2022 compared to 4.12% in the first quarter of 2022. Relative to the prior quarter, the increase in the average adjusted yield in the second quarter of 2022 was primarily driven by an 8 basis point benefit due to higher short term rates and 9 basis points from the decrease in average cash balance. While the benefit from partnership income was lower than in the first quarter, this was mostly offset by appreciation in residential real estate assets. Partnerships and other mark-to-market assets contributed 20 basis points to average yield in the second quarter of 2022 in excess of rates of return assumed in our investment process.
Average cash and equivalents in the insurance companies' portfolios was $526 million compared to $1.7 billion for the first quarter. Cash and equivalents in the insurance companies' portfolios as of June 30, 2022 was $544 million or approximately 1% of the investment portfolio.
During the quarter, investment asset purchases totaled $2.0 billion and were made at an average rate of 4.88%, including approximately $1.4 billion of private assets at 5.10%.

American Equity CEO & President Anant Bhalla stated, "We continued to execute in our Investments pillar originating $1.4 billion of privately sourced assets as we worked closely with our "best-in-class" asset origination partners to bring these yield enhancing assets to 16.6% of our investment portfolio compared to 15.4% three months earlier. While this number increased meaningfully in the quarter, we are, and will continue to be, primarily opportunistic investors compared to others who may be more programmatic in deployment in various private asset sectors. Therefore, we will benefit from partnerships that allow us to allocate to the most attractive relative value sectors, driven by our tactical asset allocation as different private asset sectors reprice risk-return attractiveness in the going forward macro-environment. This is a good indicator of the strategic benefits and resilience we expect from our curated approach to private asset investing.”
The aggregate cost of money for annuity liabilities of 1.69% in the second quarter of 2022 was up 5 basis points compared to the first quarter of 2022, in line with market costs. The cost of money in the second quarter of 2022 was positively affected by 2 basis points of over-hedging of index-linked credits compared to 3 basis points of hedge gain in the first quarter of 2022.
SALES FOCUS ON FIA AND PRICING DISCIPLINE4
Second quarter sales were $781 million, of which 99%, or $776 million, were in fixed index annuities. This is in line with the company's focus strategy for driving low single-digit growth in FIA sales in 2022 as the macro-economic environment and interest rates go through a potential regime change based on Federal Reserve policy making action in light of sustained supply constraints in the economy and its outlook for balancing its mandate between stable prices and maximum employment. Compared to the second quarter of 2021, total enterprise FIA sales decreased 13% driven primarily by Eagle Life in the bank channel, while the Independent Marketing Organization (IMO) American Equity channel decreased 4%. On a sequential quarterly basis, FIA sales decreased 12% primarily due to lower sales in the IMO space.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release or that American Equity uses on its conference call, such as ability, aim, anticipate, become, believe, can, continue, could, estimate, expect, exposure, forward, future, goal, grow, guidance, intend, introduce, likely, look to, may, might, need, opportunistic, opportunity, outlook, over time, plan, potential, predictable, prepare, proactive, project, ramp, risk, scenario, should, signal, strategy, stress test, target, then, to be, toward, trends, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2022 earnings on Tuesday, August 9, at 10:00 a.m. CDT.
The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the webcast may register to access it on our IR website at https://ir.american-equity.com. An audio replay will also be available via the same link on our website shortly after the completion of the call for 30 days.

The call may also be accessed by telephone. Investors and interested parties may register for the call with the form available at this link, and upon submission (and via follow-up email) will receive the dial-in number and a unique PIN to access the call. Registration is available now or any time up to and during the time of the call. Registration is also available by visiting our IR website at https://ir.american-equity.com.
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, we think of ourselves as The Financial Dignity CompanyTM that offers solutions designed to create financial dignity in retirement. Our policyholders work with independent agents, banks and broker-dealers, through our wholly-owned operating subsidiaries, to choose one of our leading annuity products best suited for their personal needs. To deliver on our promises to policyholders, American Equity has reframed its investment focus, building a stronger emphasis on insurance liability driven asset allocation as well as the origination and management of private assets. Our company is headquartered in West Des Moines, Iowa with satellite offices slated to open in 2022 in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures, including those that isolate notable items, is discussed in this release in the tables that follow the text of the release.
2    Notional value represents the initial cash surrender value of business ceded subject to recurring fees under reinsurance agreements.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our June 30, 2022 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Premiums and other considerations	$3,831	$14,595	$13,909	$27,808
Annuity product charges	55,514	63,759	107,869	123,841
Net investment income	592,308	499,320	1,159,731	996,510
Change in fair value of derivatives	(506,181)	500,880	(983,700)	897,185
Net realized losses on investments	(33,272)	(3,114)	(46,399)	(7,697)
Other revenue	9,195	—	17,784	—
Total revenues	121,395	1,075,440	269,194	2,037,647

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	7,091	15,828	19,729	32,252
Interest sensitive and index product benefits	234,855	812,981	607,517	1,289,576
Amortization of deferred sales inducements	90,446	(12,520)	233,991	110,455
Change in fair value of embedded derivatives	(885,984)	273,713	(2,279,633)	(8,700)
Interest expense on notes payable	6,461	6,394	12,886	12,787
Interest expense on subordinated debentures	1,346	1,326	2,663	2,652
Amortization of deferred policy acquisition costs	142,354	(16,906)	367,780	186,917
Other operating costs and expenses	59,923	65,050	118,043	120,915
Total benefits and expenses	(343,508)	1,145,866	(917,024)	1,746,854
Income (loss) before income taxes	464,903	(70,426)	1,186,218	290,793
Income tax expense (benefit)	104,327	(15,732)	259,419	62,803
Net income (loss)	360,576	(54,694)	926,799	227,990
Less: Net income (loss) available to noncontrolling interests	(4)	—	(4)	—
Net income (loss) available to American Equity Investment Life Holding Company stockholders	360,580	(54,694)	926,803	227,990
Less: Preferred stock dividends	10,919	10,919	21,838	21,838
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$349,661	$(65,613)	$904,965	$206,152

Earnings (loss) per common share	$3.78	$(0.69)	$9.56	$2.16
Earnings (loss) per common share - assuming dilution	$3.74	$(0.69)	$9.46	$2.15

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	92,544	94,801	94,693	95,265
Earnings (loss) per common share - assuming dilution	93,375	95,379	95,652	95,795

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$349,661	$(65,613)	$904,965	$206,152
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	31,572	2,912	41,857	6,428
Change in fair value of derivatives and embedded derivatives	(367,145)	200,767	(970,499)	(96,867)
Income taxes	77,056	(44,278)	204,717	19,516
Non-GAAP operating income available to common stockholders	91,144	93,788	181,040	135,229
Impact of notable items (b)	—	—	—	—
Non-GAAP operating income available to common stockholders, excluding notable items	$91,144	$93,788	$181,040	$135,229

Per common share - assuming dilution:
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$3.74	$(0.69)	$9.46	$2.15
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	0.34	0.03	0.44	0.07
Change in fair value of derivatives and embedded derivatives	(3.93)	2.10	(10.15)	(1.01)
Income taxes	0.83	(0.46)	2.14	0.20
Non-GAAP operating income available to common stockholders	0.98	0.98	1.89	1.41
Impact of notable items	—	—	—	—
Non-GAAP operating income available to common stockholders, excluding notable items	$0.98	$0.98	$1.89	$1.41
(a)Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q2 2022
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$3,882,217
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	3,182,217
Accumulated other comprehensive income (AOCI)	1,387,968
Total common stockholders’ equity excluding AOCI (b)	4,570,185
Net impact of fair value accounting for derivatives and embedded derivatives	(1,031,257)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,538,928

Common shares outstanding	90,168,512

Book Value per Common Share: (c)
Book value per common share	$35.29
Book value per common share excluding AOCI (b)	$50.68
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$39.25
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for derivatives and embedded derivatives is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for derivatives and embedded derivatives as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
June 30, 2022
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Average total stockholders’ equity	$5,088,976
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	4,388,976
Average AOCI	(317,972)
Average common stockholders' equity excluding average AOCI	4,071,004
Average net impact of fair value accounting for derivatives and embedded derivatives	(636,840)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	3,434,164
Impact of notable items on average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	39,018
Average common stockholders' equity excluding average AOCI, average net impact of fair value accounting for derivatives and embedded derivatives and notables	$3,473,182

Net income available to American Equity Investment Life Holding Company common stockholders	$1,129,130
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	45,728
Change in fair value of derivatives and embedded derivatives	(1,060,922)
Income taxes	222,385
Non-GAAP operating income available to common stockholders	336,321
Impact of notable items (b)	78,036
Non-GAAP operating income available to common stockholders, excluding notable items	$414,357

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	25.7%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Non-GAAP operating income available to common stockholders	9.8%
Non-GAAP operating income available to common stockholders, excluding notable items	11.9%

Notable Items	Twelve Months Ended
June 30, 2022
Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$78,036
Total notable items (b)	$78,036
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.